Exhibit 99.1

Anteris Announces Strategic Investment from Medtronic to Continue Advancing TAVR in $320 Million Aggregate Capital Raises

Thursday, 22 Jan 2026 09:18:14 -0400 | Globe Newswire

MINNEAPOLIS and BRISBANE, Australia, Jan 22, 2026 (GLOBE NEWSWIRE) -- Anteris Technologies Global Corp. (Anteris or the Company) (NASDAQ: AVR, ASX: AVR) a global structural heart company committed to designing, developing, and commercializing cutting-edge medical devices to restore healthy heart function, announced today it has completed a $90 million strategic investment from Medtronic, plc (Galway, Ireland) (NASDAQ: MDT) (Medtronic), the world’s largest medical technology company. The investment closed immediately following Anteris’ underwritten offering of common stock, for a combined $320 million in gross proceeds, which supports execution of the global pivotal PARADIGM trial and advances the Company toward global commercialization of the DurAVR® Transcatheter Heart Valve (THV).

Anteris and Medtronic are aligned around the belief that reshaping the Transcatheter Aortic Valve Replacement (TAVR) market requires advancing clinical science and valve design while maintaining rigorous standards for durability, hemodynamics, and long‑term patient outcomes.

“This strategic investment, along with our underwritten offering of common stock, represent an important milestone for our company. It also provides strong validation of our program from the capital markets and a major strategic innovator,” said Wayne Paterson, Anteris Vice Chairman and CEO. “The investment is one aspect of a collaboration that may expand into other strategic areas in the future. Anteris has developed a clinically important, evidence-supported product designed to improve the lives of patients with aortic stenosis as we advance toward regulatory approval.”

“The Board is excited to welcome Medtronic to its stockholder community,” said John Seaberg, Chairman of the Anteris Board. “This investment aligns two organizations in their commitment to advancing valve science in a way that is disciplined and focused on long‑term patient benefit.”

“Medtronic is a pioneer in TAVR innovation and evidence,” said Jorie Soskin, Vice President and General Manager of the Structural Heart business in Medtronic’s Cardiovascular portfolio. “Our investment in differentiated innovation like the DurAVR® THV technology — which has the potential to offer improved valve performance in a balloon-expandable platform — is core to our commitment to define and drive the future of TAVR, meeting the needs of more aortic stenosis patients and heart teams with a comprehensive portfolio.”

The Medtronic investment and the underwritten public offering of common stock position Anteris to continue to execute the global PARADIGM Trial and to continue investing in research that can transform the treatment of aortic stenosis. Wells Fargo Securities acted as sole placement agent in connection with the Medtronic investment.

About the PARADIGM Trial

The PARADIGM Trial is a prospective randomized controlled trial (RCT) which will evaluate the safety and effectiveness of the DurAVR® THV compared to commercially available transcatheter aortic valve replacements (TAVRs).

This head-to-head study will enroll approximately 1000 patients in the ‘All Comers Randomized Cohort’ with 1:1 randomization of patients who will receive either the DurAVR® THV or TAVR using commercially available and approved THVs. The PARADIGM Trial will assess non-inferiority on a primary composite endpoint of all-cause mortality, all stroke and cardiovascular hospitalization at one year post procedure.

The PARADIGM Trial has commenced recruitment with the first patients enrolled and implanted during the fourth quarter of 2025.

For further information, please refer to ClinicalTrials.gov (ClinicaTrials.gov ID NCT07194265). The planned expansion across other geographies includes additional cohorts.

About Anteris

Anteris Technologies Global Corp. (NASDAQ: AVR, ASX: AVR)) is a global structural heart company committed to designing, developing, and commercializing cutting-edge medical devices to restore healthy heart function. Founded in Australia, with a significant presence in Minneapolis, USA, Anteris is a science-driven company with an experienced team of multidisciplinary professionals delivering restorative solutions to structural heart disease patients.

Anteris’ lead product, the DurAVR® Transcatheter Heart Valve (THV), was designed in partnership with the world’s leading interventional cardiologists and cardiac surgeons to treat aortic stenosis – a potentially life-threatening condition resulting from the narrowing of the aortic valve. The balloon-expandable DurAVR® THV is the first biomimetic valve, which is shaped to mimic the performance of a healthy human aortic valve and aims to replicate normal aortic blood flow. DurAVR® THV is made using a single piece of molded ADAPT® tissue, Anteris’ patented anti-calcification tissue technology. ADAPT® tissue, which is FDA-cleared, has been used clinically for over 10 years and distributed for use in over 55,000 patients worldwide. The DurAVR® THV System is comprised of the DurAVR® valve, the ADAPT® tissue, and the balloon-expandable ComASUR® Delivery System.

Forward-Looking Statements

This announcement contains forward-looking statements, including statements in the quotations contained herein and regarding the use of proceeds from the Private Placement and the underwritten public offering, future collaboration between the company, the PARADIGM Trial, the potential for approval of DurAVR® THV and its ability to improve the lives of patients with aortic stenosis, and the testing of the DurAVR® THV technology. Forward-looking statements include all statements that are not historical facts. Forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “budget,” “target,” “aim,” “strategy,” “plan,” “guidance,” “outlook,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result” and similar expressions, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including those described under “Risk Factors” in Anteris’ Annual Report on Form 10-K for the fiscal period ended December 31, 2024 and Quarterly Report on Form 10-Q for the period ended September 30, 2025, each of which was filed with the SEC and ASX. Readers are cautioned not to put undue reliance on forward-looking statements, and except as required by law, Anteris does not assume any obligation to update any of these forward-looking statements to conform these statements to actual results or revised expectations.

For more information:

Investor Relations	Investor Relations (US)
investor@anteristech.com	mchatterjee@bplifescience.com
Debbie Ormsby	Malini Chatterjee, Ph.D.
Anteris Technologies Global Corp.	Blueprint Life Science Group
+61 1300 550 310 | +61 7 3152 3200	+1 917 330 4269

Website	www.anteristech.com
X	@AnterisTech
LinkedIn	https://www.linkedin.com/company/anteristech